Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

THIRD-QUARTER FISCAL 2006 RESULTS

Total Revenues Increased by 30% on Tax Return Growth of 19%

Earnings per Share Increased By 50% to $0.69 per Diluted Share

Full-Year Tax Return Growth Expected to be 8-10% Over Prior Year

PARSIPPANY, NJ – March 1, 2006 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the three and nine month periods ended January 31, 2006 and provided earnings expectations for the full fiscal year. Achieving a record number of tax returns prepared during the third quarter, Jackson Hewitt reported a 30% increase in total revenues and a 50% increase in diluted earnings per share. During the third quarter, the number of tax returns prepared by the network increased by 19%.

Total revenues in the third quarter increased to $95.2 million, as compared to $73.2 million in the same period last year. Net income for the quarter was $24.5 million ($0.69 per diluted share) as compared to $17.5 million ($0.46 per diluted share) in the same period last year.

For the nine months ended January 31, 2006, total revenues were $110.3 million as compared to $89.4 million in the same period last year, an increase of 23%. Net loss for the nine months was $0.03 million ($0.00 per share) as compared to a net loss of $4.6 million ($0.12 per share) in the same period last year.

“We and our franchisees have had an exciting start to the tax season,” said Michael Lister, Chairman and Chief Executive Officer. “Accelerated organic growth, enhanced products and services and a compelling advertising campaign drove our early season results and provide the foundation for a strong second half of the season.”

Strong same store sales growth and a 10% increase in offices, to 6,013, contributed to the preparation of 1.4 million tax returns (19% growth) for the nine month period ended January 31, 2006. The inclusion of an extra weekday in the third quarter of this year, as compared to the prior year period, contributed 13 percentage points to the growth (i.e., 6% “day over day” growth). Enhanced product offerings contributed to an increase of 17% in average revenues per tax return.

Total expenses for the quarter increased by $10.2 million, or 24%, as compared to the same period last year. Marketing and advertising costs grew in line with anticipated tax return growth. Expenses related to company-owned operations increased by $3.2 million, or 21%, due primarily to higher labor and facilities expenses incurred to support the growth in the business. SG&A expenses increased due to higher legal-related costs, Sarbanes-Oxley compliance, stock-based compensation and personnel and other expenses.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

For the first nine months of this year, total revenues and net loss included $1.7 million of revenues for the impact of the 2005 change in the Company’s agreement with Santa Barbara Bank & Trust (“SBB&T”). Net loss also included a $2.7 million non-cash charge related to the Company’s debt refinancing in the first quarter. The same prior year period included a $4.5 million stock-based compensation charge related to the Company’s initial public offering (“IPO”) in June 2004.

Outlook:

The Company projects that for the year-to-date period ended February 28, 2006 (“early-season”), the number of tax returns prepared by its network will have grown over the prior year period by approximately 11% (“date over date”), or by 10% excluding the impact of an extra weekday for the period this year (“day over day”), as compared to the same period in the prior year. Strong tax return growth within the company-owned operations segment in February and sustained momentum within the franchise segment account for the expected increase.

For the full 2006 fiscal year, the Company is projecting the number of tax returns filed by its network to grow by approximately 8-10%. Average revenues per tax return for the full year are projected to grow by 7-10%.

Management estimates that total revenues for the year ended April 30, 2006 will be $260-265 million, which includes $1.7 million of revenue from the 2005 change in the Company’s agreement with SBB&T. Management further estimates that diluted earnings per share for the year ended April 30, 2006 will be $1.51-1.56, which includes the $2.7 million ($0.05 diluted earnings per share) non-cash charge from the first quarter and the $1.7 million ($0.03 diluted earnings per share) of revenues from the change in the SBB&T agreement.

On February 24, 2006, the Company executed new agreements with SBB&T and HSBC Taxpayer Financial Services Inc. (“HSBC”), the providers of financial products to the Company’s customers. Under the new agreements, SBB&T and HSBC shall each have the right to offer financial products through certain Jackson Hewitt offices. In addition, the Company shall provide certain technology related services in connection with these programs. Both agreements are effective with the beginning of the 2006 tax season and cover all refund-based financial products. The Company expects total revenues under the new contracts during the current fiscal year to be between $60 and $62 million, of which $15.3 million has already been recognized as financial product fees in the third quarter under the prior agreements. Financial product fees, including approximately $8 million of Gold Guarantee® related revenue, are expected to total $68 to $70 million for the current fiscal year.

Franchise Operations

Total revenues in the third quarter increased by 32%, to $65.1 million, as compared to $49.2 million in the same period last year. Royalty and marketing and advertising revenues increased by $13.0 million, or 44%, primarily as a result of 21% growth in the number of tax returns prepared by franchisees, a 17% increase in average revenues per tax return for franchisees, and an increase in the average combined royalty and marketing and advertising rate from 18.9% to 19.2%.

Financial product fees increased by $3.5 million, or 26%, in the third quarter as compared to the same period last year. The number of financial products facilitated by franchisees and company-owned offices increased by 26% to 1.3 million as a result of growth in the number of tax returns prepared and higher financial product penetration rates. Although the new agreements with SBB&T and HSBC are effective for the entire 2006 tax season, revenue through the third quarter has been accounted for under the previous agreements as the new contracts were not executed until after the end of the quarter. Revenue will be recognized in the fourth quarter to account for differences between the old and new agreements.

Other financial product revenues declined by $0.9 million during the third quarter as compared to the same period last year. Included in the prior year’s results was $0.8 million of fees from SBB&T earned on refund anticipation loans facilitated prior to 2005.

Other revenues of $3.9 million increased modestly in the third quarter and included the sale of 41 territories to franchisees. For the nine month period, the Company sold 174 territories as compared to 202 during the same period last year. The Company sells territories throughout the year and continues to expect to sell approximately 200 territories by the end of the current fiscal year.

Total expenses increased by 6% during the quarter as compared to the same period last year, largely due to an increase of $1.2 million, or 9%, in marketing and advertising costs as spending increased in conjunction with revenue growth. Income before income taxes increased by $14.6 million, or 55%, to $41.0 million in the third quarter as compared to the same period last year.

Total revenues for the nine month period were $79.4 million as compared to $64.4 million for the same period last year, an increase of 23%. Income before income taxes increased 64% to $30.1 million, as compared to $18.3 million for the same period last year.

Company-Owned Office Operations

Service revenues in the third quarter increased 25% to $30.0 million, as compared to $24.0 million in the same period last year, driven largely by a 17% increase in average revenues per tax return. The number of tax returns prepared during the quarter increased by 7% over the prior year, primarily due to the inclusion of an extra weekday in this year’s third quarter, as compared to the prior year period. The impact of the additional weekday offset the decline in the number of tax returns caused by the sale of certain operations in Texas and Massachusetts.

Continued focus on growth in the company-owned operations resulted in 70 new locations since the last fiscal year-end (excluding the sale of operations to franchisees including 36 offices) in existing, but under-penetrated territories and, along with higher labor costs to support the new locations and the growth in the business, contributed to the 21% increase in total expenses. During the quarter, the Company recorded a pre-tax gain of $0.3 million related to the previously announced sale of selected operations in Texas to a franchisee. Income before income taxes for the quarter increased by $3.1 million or 37%.

Service revenues for the nine month period were $30.9 million as compared to $25.1 million for the same period last year, an increase of 23%. For the nine month period, total expenses increased by 6%. The company-owned operations were marginally profitable before income taxes for the nine month period as compared to a loss before income taxes of $4.4 million in the same period last year.

Corporate and Other

Loss before income taxes increased by $6.2 million in the third quarter. Total expenses increased primarily due to increases of $4.1 million in legal and potential settlement-related costs, $0.3 million in Sarbanes-Oxley compliance costs, $0.3 million in stock-based compensation, $0.8 million for personnel and other administrative costs, and $0.7 million in interest expense due primarily to higher interest rates.

Loss before income taxes increased by $8.7 million in the nine month period. Total expenses in the current nine month period included a $2.7 million pre-tax, non-cash charge related to the refinancing of the Company’s debt in the first quarter. In the prior-year nine month period, a $4.5 million non-cash charge was incurred related to the issuance to employees of vested stock options and common stock at the time of the IPO in June 2004.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet today, Wednesday, March 1, 2006 at 11:00 a.m. Eastern Time. Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States with over 6,000 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products. Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s website at www.jacksonhewitt.com. To locate the Jackson Hewitt office nearest to you, please call 1-800-234-1040.

Contacts:

Investor Relations:	Media Relations:

David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

This press release contains statements, including without limitation, statements related to the outlook for our performance for the fiscal year 2006 and beyond, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; government initiatives that simplify tax return preparation, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed or the size of tax refunds; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers and retailers; the Company’s compliance with revolving credit facility covenants; the Company’s exposure to litigation; the seasonality of the Company’s business and its effect on the stock price; and the effect of market conditions within the tax return preparation industry.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and other public filings with the Securities and Exchange Commission. Copies are available from the SEC or the Jackson Hewitt website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

# # #

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of January 31, 2006	As of April 30, 2005
Assets
Current assets:
Cash and cash equivalents	$4,108	$113,264
Accounts receivable, net of allowance for doubtful accounts of $2,778 and $1,840, respectively	84,977	15,187
Notes receivable, net	4,956	3,156
Prepaid expenses and other	8,342	7,542
Deferred income taxes	4,615	3,446

Total current assets	106,998	142,595

Property and equipment, net	36,417	33,942
Goodwill	390,311	392,691
Other intangible assets, net	86,758	87,634
Notes receivable, net	6,654	2,765
Other non-current assets, net	15,422	15,462

Total assets	$642,560	$675,089

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$28,767	$27,581
Income taxes payable	10,964	21,339
Deferred revenues	20,092	7,834

Total current liabilities	59,823	56,754

Long-term debt	205,000	175,000
Deferred income taxes	33,668	36,005
Other non-current liabilities	13,936	11,093

Total liabilities	312,427	278,852

Stockholders’ equity:
Common stock, par value $0.01
Authorized: 200,000,000 shares
Issued: 37,810,115 and 37,634,327 shares, respectively	378	376
Additional paid-in capital	348,337	344,908
Retained earnings	42,247	50,953
Accumulated other comprehensive income	498	—
Less: Treasury stock, at cost: 2,538,197 and zero shares, respectively	(61,327)	—

Total stockholders’ equity	330,133	396,237

Total liabilities and stockholders’ equity	$642,560	$675,089

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Revenues
Franchise operations revenues:
Royalty	$29,262	$20,197	$30,589	$21,186
Marketing and advertising	13,318	9,414	13,930	9,869
Financial product fees	17,197	13,673	21,179	16,863
Other financial product revenues	1,409	2,277	5,518	8,117
Other	3,938	3,663	8,199	8,324
Service revenues from company-owned office operations	30,031	24,013	30,873	25,076

Total revenues	95,155	73,237	110,288	89,435

Expenses
Cost of franchise operations	6,800	6,577	21,303	19,875
Marketing and advertising	16,787	14,977	22,642	20,175
Cost of company-owned office operations	14,921	12,107	24,064	21,646
Selling, general and administrative (a)	11,576	6,209	26,696	22,896
Depreciation and amortization	2,859	2,850	8,242	8,647

Total expenses	52,943	42,720	102,947	93,239

Income (loss) from operations	42,212	30,517	7,341	(3,804)
Other income/(expense):
Interest income	508	355	1,433	739
Interest expense	(2,747)	(2,022)	(6,664)	(4,539)
Write-off of deferred financing costs (b)	—	—	(2,677)	—
Gain on sale of assets, net	304	—	520	—

Income (loss) before income taxes	40,277	28,850	(47)	(7,604)
Provision for (benefit from) income taxes	15,810	11,304	(19)	(2,980)

Net income (loss)	$24,467	$17,546	$(28)	$(4,624)

Earnings (loss) per share:
Basic	$0.69	$0.47	$0.00	$(0.12)

Diluted	$0.69	$0.46	$0.00	$(0.12)

Weighted average shares outstanding:
Basic	35,286	37,640	36,307	37,603

Diluted	35,678	38,030	36,307	37,603

Notes to the Consolidated Statements of Operations:

(a)	In the nine months ended January 31, 2005, the Company incurred a $4.5 million stock-based compensation charge in connection with the initial public offering.
(b)	Represents a non-cash charge associated with the repayment of $175.0 million five-year floating rate unsecured notes and the termination of the Company’s $100.0 million five-year revolving credit facility.

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Revenues
Royalty	$29,262	$20,197	$30,589	$21,186
Marketing and advertising	13,318	9,414	13,930	9,869
Financial product fees	17,197	13,673	21,179	16,863
Other financial product revenues	1,409	2,277	5,518	8,117
Other	3,938	3,663	8,199	8,324

Total revenues	65,124	49,224	79,415	64,359

Expenses
Cost of operations	6,800	6,577	21,303	19,875
Marketing and advertising	14,485	13,239	19,758	17,877
Selling, general and administrative	1,114	1,412	2,953	3,360
Depreciation and amortization	2,204	1,896	6,251	5,647

Total expenses	24,603	23,124	50,265	46,759

Income from operations	40,521	26,100	29,150	17,600
Other income/(expense):
Interest income	474	343	929	714

Income before income taxes	$40,995	$26,443	$30,079	$18,314

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Revenues
Service revenues from operations	$30,031	$24,013	$30,873	$25,076

Expenses
Cost of operations	14,921	12,107	24,064	21,646
Marketing and advertising	2,302	1,738	2,884	2,298
Selling, general and administrative	923	800	2,409	2,559
Depreciation and amortization	655	954	1,991	3,000

Total expenses	18,801	15,599	31,348	29,503

Income (loss) from operations	11,230	8,414	(475)	(4,427)
Other income/(expense):
Interest income	—	12	—	25
Gain on sale of assets, net	304	—	520	—

Income (loss) before income taxes	$11,534	$8,426	$45	$(4,402)

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Expenses (a)
General and administrative	$9,539	$3,997	$21,334	$12,469
Stock-based compensation charge related to initial public offering	—	—	—	4,508

Total expenses	9,539	3,997	21,334	16,977

Other income/(expense):
Interest income	34	—	504	—
Interest expense	(2,747)	(2,022)	(6,664)	(4,539)
Write-off of deferred financing costs (b)	—	—	(2,677)	—

Loss before income taxes	$(12,252)	$(6,019)	$(30,171)	$(21,516)

Notes to Corporate and Other:

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.
(b)	Represents a non-cash charge associated with the repayment of $175.0 million five-year floating rate unsecured notes and the termination of the Company’s $100.0 million five-year revolving credit facility.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Offices:
Franchise operations	5,366	4,826	5,366	4,826
Company-owned office operations	647	621	647	621

Total offices - system	6,013	5,447	6,013	5,447

Tax returns prepared (in thousands):
Franchise operations	1,193	988	1,249	1,038
Company-owned office operations	150	140	154	145

Total tax returns prepared - system	1,343	1,128	1,403	1,183

Average revenues per tax return prepared:
Franchise operations (1)	$186.02	$158.61	$185.85	$158.27

Company-owned office operations (2)	$200.29	$171.70	$200.51	$172.74

Average revenues per tax return prepared - system	$187.61	$160.24	$187.46	$160.05

Financial products (in thousands) (3)	1,262	999	1,284	1,030

Average financial product fees per financial product (4)	$13.63	$13.69	$16.50	$16.37

Notes:

(1)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(2)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(3)	Consist of refund-based financial products and Gold Guarantee products.
(4)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by the number of financial products facilitated.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended January 31,		Nine Months Ended January 31,
(In thousands, except per tax return prepared data)	2006	2005	2006	2005
Total revenues earned by Jackson Hewitt franchisees (A)	$221,965	$156,750	$232,113	$164,238

Average royalty rate (B)	13.18%	12.88%	13.18%	12.90%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.18%	18.88%	19.18%	18.90%

Royalty revenues (A times B)	$29,262	$20,197	$30,589	$21,186
Marketing and advertising revenues (A times C)	13,318	9,414	13,930	9,869

Total royalty and marketing and advertising revenues	$42,580	$29,611	$44,519	$31,055

Number of tax returns prepared by franchisees (D)	1,193	988	1,249	1,038

Average revenues per tax return prepared by franchisees (A divided by D)	$186.02	$158.61	$185.85	$158.27

Amounts may not recalculate precisely due to rounding differences.